Pacific Gold Entertainment Inc.

Transfer Agreement

THIS TRANSFER AGREEMENT, made and entered into as of June 21, 2007, by and between Pacific Gold Entertainment Inc., having an office at  #7 – 534 Cambie Street, Vancouver, British Columbia, V6B 2N7, Canada (“Red Blossom Entertainment Inc.”) and Pathway Films., having an office at  #6 – 534 Cambie Street, Vancouver, British Columbia, V6B 2N7, Canada (the” RBE”).

1.           SELLER’S REPRESENTATIONS AND WARRANTIES:

(a)
Sole Proprietor:  The Seller represents and warrants to PGE that the Seller is the sole and exclusive proprietor, throughout the world of that certain original material entitled “Bunny Tales” (the “Property”).

(b)	Facts: The Seller represents and warrants to PGE that the following statements are true and correct in all respects with respect to said material:

(i)	The Seller is the one of the owners of the Property.
(ii)	The Property was registered for copyright in the name of” Bunny Tales”, under copyright registration number (Pending), in the Office of the United States Register of Copyrights, Washington, D.C.

No Motion Picture or dramatic version of the  Property, or any part of it, has been manufactured, produced, presented or authorized; no radio or television development, presentation or program based on the  Property, or any part of it, has been manufactured, produced, presented, broadcast or authorized; and no written or oral agreements or commitments at all with any respect to the  Property or with respect to any right therein, have previously been made or entered by or on behalf of the Seller (except with respect to the publication of the  Property as set forth above).

(c)
No Infringement or Violation of Third Party Rights:  The Seller represents and warrants to PGE that the Seller has not adapted the Property from any other , dramatic or other material of any kind, nature or description, nor, excepting for material which is in the public domain, has the Seller copied or used in the Property the plot, scenes, sequence or story of any other , dramatic or other material; that the Property does not infringe upon any common law or statutory rights in any other , dramatic, or other material; that as far as the Seller has knowledge, no material in the Property is libelous or vocative of the right of privacy of any person and the full use of the rights in the Property which are covered by the within option would not violate any rights of any person, firm or corporation; and that the Property is not in the public domain in any country in the world where copyright protection is available.

(d)
No Impairment of Rights:  The Seller represents and warrants to PGE that the Seller is the exclusive proprietor, throughout the world, of the rights in the Property, which are covered by the within option; that the Seller has not assigned, licensed nor in any manner encumbered, diminished or impaired these rights; that the Seller has not committed nor omitted to perform any act by which these rights could or will be encumbered, diminished or impaired; and that there is no outstanding claim or litigation pending against or involving the title, ownership and/or copyright in the Property, or in any part of it, or in the rights which are covered by the within option.  The Seller further represents and warrants that no attempt hereafter will be made to encumber, diminish or impair any of the rights herein granted and that all appropriate protections of such rights will continue to be maintained by the Seller.

Without limiting any other rights PGE may have in the  Property, the Seller agrees that if there is any claim and/or litigation involving any breach or alleged breach of any such representations and warranties of the Seller, the option period granted hereunder and any periods within which PGE may, pursuant to the provisions of Clause 3 hereof, extend the option, will automatically be extended until no claim and/or litigation involving any breach or alleged breach of any such representation and warranties of the Seller is outstanding, but in any event not for a period more than one additional year.

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Any time after the occurrence of such a claim and/or litigation until the expiration of the option period, as extended, PGE may, besides any other rights and remedies PGE may have in the Property, rescind this agreement and in such event, despite anything else to the contrary contained herein, the Seller agrees to repay PGE any monies paid by PGE to the Seller hereunder concerning the Property and any reasonable amounts expended by PGE in developing or exploiting the Property.  Without limiting the generality of the foregoing, the Seller agrees that the Seller will not, any time during the option period, exercise or authorize or permit the exercise by others of any of the rights covered by the option or any of the rights reserved by the Seller under the provisions of this contract which are not to be exercised or licensed to others during any period therein specified.

2.
CONSIDERATION FOR OPTION:  In consideration of the payment to the Seller of the sum of $100,000. receipt of which is acknowledged and 24% of full ownership of the Property, the Seller agrees to and does give and grant to PGE the exclusive and irrevocable option to purchase from the Seller the rights in the  Property as described in Exhibit “A” for the total purchase price specified and payable as provided in Exhibit “A”, provided that any sums paid under this Clause 2 or any other provision of this agreement with respect to the option will be credited against the first sums payable on account of such purchase price.  If PGE fails to exercise this option, then the sums paid to the Seller hereunder with respect to the option will be and remain the sole property of the Seller.

3.
RESTRICTIONS:  During the Initial Option Period, the Seller will not exercise or otherwise use any of the rights herein granted to PGE and as more particularly described in Exhibit “A” hereof nor the rights reserved to the Seller pursuant to Clause 2 (Rights Reserved) of Exhibit “A”, nor will the Seller permit the use of nor will the Seller use any other right the Seller has reserved in a way that would in any manner or for any purpose unfairly compete with, interfere with or conflict with the full and unrestricted use of the rights herein granted to PGE and as described in Exhibit “A”.

4.
ASSIGNMENT:  This agreement and the rights granted hereunder may be assigned by PGE to any other person, firm or corporation without the consent of the Seller, provided the assignee accepts all the obligations of PGE under this agreement as a condition of the assignment.

5.
FORCE MAJEURE:  “Force Majeure” means any fire, flood, earthquake or public disaster; strike, labor dispute or unrest; embargo, riot, war, insurrection or civil unrest; any act of God, any act of legally constituted authority; or any other cause beyond PGE’s control which would excuse PGE’s performance as a matter of law.  If because of Force Majeure, PGE’s performance hereunder is delayed or prevented, then the Initial Option period will be extended for the time of such delay or prevention.

6.
SECTION HEADINGS:  The headings of paragraphs, sections and other subdivisions of this agreement are for convenient reference only and they will not be used in any way to govern, limit, modify, construe this agreement or any part or provision of it.

7.
ARBITRATION:  Any controversy or claim arising out of or in relation to this agreement or the validity, construction or performance of this agreement, or the breach thereof, will be resolved by arbitration in accordance with the rules and procedures of the American Film Marketing Association, as said rules may be amended from time to time with rights of discovery if requested from the arbitrator.  Such rules and procedures are incorporated and made a part of this agreement by reference.  If the American Film Marketing Association refuses to accept jurisdiction of such dispute, then the parties will arbitrate such matter before and in accordance with the rules of the Canadian Arbitration Association under its jurisdiction in Vancouver, British Columbia before a single arbitrator familiar with entertainment law.  The parties will have the right to engage in pre-hearing discovery in connection with such arbitration proceedings if approved by the arbitrator.  The parties hereto will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding will be entitled to recover its reasonable attorneys fees and expenses.  The arbitration award will be final, binding and non-appealable.

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8.
ENTIRE AGREEMENT:  This agreement, including the Exhibits attached hereto, contains the complete understanding and agreement between the parties with respect to the within subject matter, and supersedes all other agreements between the parties whether written or oral relating thereto, and may not be modified or amended except by written instrument executed by both of the parties hereto.  This agreement will in all respects be subject to the laws of the Province of British Columbia applicable to agreements executed and wholly performed within such Province.  All the rights, licenses, privileges and property herein granted to PGE are irrevocable and not subject to rescission, restraint, or injunction under any or all circumstances.

IN WITNESS WHEREOF, the parties hereto have signed this Transfer Agreement as of the day and year first hereinabove written.

Red Blossom Entertainment Inc.

Per:           /s/ Mark Tuit
___________________________________
SELLER:  Mark Tuit  (President)
Date: June 21, 2007

Pacific Gold Entertainment Inc.

Per:           /s/ Ron Loudoun
___________________________________
BUYER:  Ron Loudoun (CFO)
Date: June 21, 2007

Pacific Gold Entertainment Inc.

Per:           /s/ Mark Tuit
___________________________________
BUYER:  Mark Tuit (CEO)
Date: June 21, 2007

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